Exhibit 15

The Board of Directors
Commonwealth Bank of Australia
48 Martin Place
SYDNEY NSW 2000

Dear Directors

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion in the Registration Statements on Form F-3 (File Nos. 333-11964 and 333-11928) filed pursuant to Rule 415, relating to the issuance of debt securities of Commonwealth Bank of Australia (the “Bank”) of our report dated November 25, 2004, relating to the consolidated financial statements of the Bank and its subsidiary companies appearing in the Bank’s Annual Report on Form 20-F for the fiscal year ended June 30, 2004 (which is incorporated by reference in such Registration Statement to which this consent appears as Exhibit 15), and to the use of our name in the Registration Statement under the heading “Experts”.

/s/ Ernst & Young

Ernst & Young
Chartered Accountants

Sydney
Dated: 25 November 2004